Exhibit 5.1

June 3, 2013

Board of Directors

Ciber, Inc.

Re:	Ciber, Inc.
Registration Statement on Form S-8

Gentlemen:

We have acted as counsel for Ciber, Inc., a Delaware corporation (the “Company”). We are furnishing this opinion at your request in connection with the filing by the Company of a  Registration Statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), covering the registration of 5,600,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), for issuance under the Company’s Amended and Restated 2004 Incentive Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than as to the valid issuance of the Shares.

In connection with this opinion, we have examined: an executed copy of the Registration Statement; the Company’s Restated Certificate of Incorporation, as currently in effect; the Company’s Bylaws, as amended to date; the Plan; resolutions of the Company’s Board of Directors relating to the adoption of the Plan and approval of the Registration Statement; a report of the inspectors of election at the annual meeting of the stockholders of the Company held on May 8, 2013; and such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have reviewed the First Amended and Restated Rights Agreement, dated as of May 2, 2008 (the “Rights Agreement”), between the Company and Wells Fargo Bank, National Association, as rights agent, that provides for stock purchase rights to be issued with common stock of the Company (the “Rights”). We have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

In rendering this opinion, we have assumed: (i) information contained in documents reviewed by us is true, complete and correct; (ii) the genuineness and authenticity of all signatures on original documents; (iii) the accuracy and completeness of all documents delivered to us and the authenticity of all documents submitted to us as originals; (iv) the conformity to originals of all documents submitted to us as copies (including telecopies); (v) the accuracy, completeness and authenticity of certificates of public officials; (vi) the legal capacity of all natural persons; and (vii) the due authorization, execution and delivery of all documents by parties other than the

Holland & Hart LLP  Attorneys at Law

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Company.  We also have assumed that the Rights Agreement has been duly authorized, executed and delivered by the rights agent and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.

We are opining herein as to the Delaware General Corporation Law, as amended, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that the Shares have been duly authorized for issuance pursuant to the Plan and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable and, as of the date hereof, the Shares, when issued, will be accompanied by the associated Rights.

In connection with our opinions set forth above, (i) we note that certain provisions of rights agreements, such as the Rights Agreement, may be held to be invalid and that it is not settled whether the invalidity of any particular provision of a rights agreement would result in invalidating in their entirety the rights issued thereunder, including the Rights; and (ii) such opinions do not address the determinations a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time.

This opinion letter has been prepared solely for your use in connection with the Registration Statement and speaks as of the date hereof.  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. The foregoing, however, shall not constitute an admission to our being experts within the meaning of the Securities Act.

Very truly yours,

/s/ Holland & Hart LLP